UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AOL INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
DENNIS A. MILLER
JAMES A. WARNER

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Starboard Value LP (“Starboard Value”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation.

On May 24, 2012, Starboard Value issued the following press release:

STARBOARD FILES DETAILED INVESTOR PRESENTATION ON AOL INC.

Urges Shareholders to Support Needed Change on the AOL Board by Voting FOR Starboard’s Highly-Qualified Nominees on the GOLD Proxy Card Today

NEW YORK, May 24, 2012 -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of AOL Inc. (“AOL” or the “Company”) (NYSE: AOL) with current ownership of approximately 5.3% of the outstanding shares, announced that it filed an investor presentation yesterday with the Securities and Exchange Commission (“SEC”) in connection with the 2012 Annual Meeting scheduled to be held on June 14, 2012. http://tinyurl.com/StarboardInvestorPresentation

Starboard is urging shareholders to vote the GOLD proxy card to elect its three highly qualified nominees, Dennis A. Miller, Jeffrey C. Smith, and James A. Warner, in place of incumbent directors Alberto Ibarguen, Patricia Mitchell, and James Stengel, at the Annual Meeting.

The investor presentation is available at the SEC’s website and can be viewed by clicking the following link: http://tinyurl.com/StarboardInvestorPresentation

Highlights of the presentation include:

•	Starboard’s involvement in AOL over the past 6 months has been constructive and has yielded positive benefits for all shareholders.
o	Prior to Starboard’s involvement with AOL, the Company and its shareholders had suffered through poor operating and stock price performance since the spin-off from Time Warner.
o	During this period, revenues declined twice as fast as operating expenses and EBITDA margins deteriorated significantly.
o	Since Starboard’s first public letter in December 2011, AOL’s stock price has significantly outperformed both the market and its peers.
o
Starboard believes this recent increase in AOL’s stock price is in large part attributable to Starboard’s involvement with AOL, the recent actions taken in response to Starboard’s involvement, and Starboard’s plans to continue to significantly increase value at AOL.

•	The Company’s reactive changes to date, while a step in the right direction, have largely failed to address the serious operational issues facing the Company.
o	According to Starboard’s analysis and confirmed by recent reports from Wall Street research analysts who cover AOL, the Display business lost more than $500 million last year alone.
o	This business has over $500 million in revenue and, Starboard believes, could be operated profitably if operated more efficiently.
o	From 2009 to 2011, AOL spent approximately $900 million on acquisitions and investments to grow its Display advertising business, yet enterprise value declined by 59% or $1.7 billion over this period.
o
The Display advertising business has not been improving, with an organic revenue decline of 13% from 2009 to 2011, and losses that Starboard believes have increased from $428 million in 2009 to $545 million in 2011(1).

•	Starboard believes its analysis of Patch, which includes a comprehensive study conducted by an independent business strategy consulting firm, demonstrates that Patch is not a viable business.
o
Even at AOL’s target revenue model of selling 80% of ad slots to local advertisers near rate card pricing, Starboard estimates that Patch would still lose approximately $20 million to $60 million per year.

o	AOL’s recently issued revenue guidance of $40-50 million per year in Patch is not satisfactory.
▪	At a revenue run rate of $40-50 million per year, Starboard estimates that Patch would still lose approximately $79 million to $133 million per year.
o	AOL appears to be pushing ads to Patch that could have been used on other AOL properties to inflate Patch revenue and justify continued investment.

•	Leading independent proxy advisory firms have also expressed serious concerns with AOL’s Peer Group selection and compensation practices.
o
AOL has consistently compared itself to some of the world’s largest companies, many of which seem to not only be outside of the range recommended by these leading independent proxy advisory firms, but also appear not to be comparable businesses.

o	Starboard believes determining the right peer group is critical because it represents the foundation upon which compensation planning and relative performance is measured.
o
Starboard agrees with the assertion by a leading proxy advisory firm that “Shareholders need to be satisfied that the peer group is appropriate and not cherry-picked for the purpose of justifying or inflating pay.”

•	Starboard’s nominees are highly qualified and have a better plan for enhancing shareholder value.
o	Dennis Miller, Jeffrey Smith, and James Warner have strong, relevant experience and are committed to representing the best interests of all AOL shareholders.
o
Starboard’s nominees are committed to working constructively with management and the board to substantially improve the profitability of AOL’s Display business including a re-assessment of Patch, which, Starboard believes, is losing approximately $150 million per year.

o
Starboard’s nominees would seek opportunities for value creation by exploring alternatives for certain of the AOL’s assets, including its remaining intellectual property portfolio, its real estate, and capital structure efficiencies.

The full Investor Presentation is available for viewing at: http://tinyurl.com/StarboardInvestorPresentation

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

(1) Display revenue figures from Company filings. Disaggregated Display losses are based on Starboard Value estimates derived from assumptions including EBITDA margins of 80% for the Access business, 73% for Search, 5.5% for Advertising Network, and 10% for the Company's Other businesses. These values are derived from conversations with the Company, competitors, Wall Street research analysts, and Starboard Value internal estimates.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Media Contact:

Daniel Gagnier
Sard Verbinnen & Co.
(212) 687-8080
dgagnier@sardverb.com

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)